Exhibit 99.1
Groupon Appoints Brian Stevens as Chief Accounting Officer
CHICAGO (9/10/12) – Groupon (http://www.groupon.com) (NASDAQ: GRPN) today announced that Brian Stevens will assume the role of Chief Accounting Officer (CAO). Stevens will report to Jason Child, Chief Financial Officer. Joe Del Preto will continue to operate in his role as VP and Global Controller, reporting to Stevens.
Stevens has extensive accounting experience. Prior to joining Groupon, Mr. Stevens spent 16 years with KPMG LLP, most recently as an audit partner from October 2007 through August 2012. Mr. Stevens spent five years in KPMG's Department of Professional Practice (April 2003 to June 2006 and July 2008 to June 2010) and was a practice fellow at the Financial Accounting Standards Board from July 2006 through June 2008.
Stevens has a B.S. in Accountancy from the University of Illinois at Urbana-Champaign, College of Business.
About Groupon
Groupon, launched in November 2008 in Chicago, features a daily deal on the best stuff to do, eat, see and buy in 48 countries around the world. Groupon uses collective buying power to offer huge discounts and provide a win-win for business and consumers, delivering more than 1,000 daily deals globally. To subscribe for the best deals in your city, visit http://www.groupon.com. To learn how to become a featured business, visit http://www.grouponworks.com.